THIS BUSINESS LOAN & SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT DEBT AND LIEN SUBORDINATION AGREEMENT (THE “HERITAGE INTERCREDITOR AGREEMENT”) DATED AS OF SEPTEMBER __, 2017, AMONG PRECISION OPINION, INC., HERITAGE BANK OF COMMERCE AND SUPER G CAPITAL, LLC (“LENDER”). LENDER, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE HERITAGE INTERCREDITOR AGREEMENT.

This Business Loan & Security Agreement (“Agreement”), dated as of September __, 2017 (the “Closing Date”), is entered into by the Borrower named below and Super G Capital, LLC, a Delaware limited liability company (“Lender”).

The following chart (“Loan Chart”) sets forth the loan and repayment terms of the Borrower’s obligation:

BORROWER

NAME OF BORROWER	Precision Opinion, Inc.
ADDRESS	101 Convention Center Drive, Plaza 125, Las Vegas, NV 89109-2002
NAME OF PRINCIPAL	James T. Medick

LOAN DETAILS

AMOUNT OF LOAN	$1,250,000
COMMITMENT FEE	$18,750
PAYMENT TO EXISTING LENDERS*	$[__________]
REMAINING DISBURSEMENT AMOUNT	$[__________]
TOTAL INTEREST CHARGE **	$500,000
TOTAL PAYBACK	$1,750,000

PAYMENT SCHEDULE

START DATE FOR PAYMENTS	October 1, 2017
PAYMENT FREQUENCY	Semi-monthly on (i) the first Business Day of each month and (ii) the 15th day of such month (or the first Business Day thereafter if such day is not a Business Day).
NUMBER OF PAYMENTS	36
PAYMENT AMOUNT	The first six (6) payments shall each be in an amount equal to $25,000, and the final thirty (30) payments shall each be in an amount equal to $53,333.33

COLLATERAL

ALL PERSONAL PROPERTY ASSETS	Yes.
PERMITTED ENCUMBRANCES	SEE ADDENDUM 1
CAP ON PURCHASE MONEY DEBT	$200,000

SEE CONDITIONS TO FUNDING ON ADDENDUM 3

SEE ADDITIONAL COVENANTS ON ADDENDUM 4

*	Existing Lender is Wells Fargo Bank, N.A.
**	Does not include any loan Origination and/or Other Processing Fees

RECITALS

WHEREAS, Borrower desires to obtain a loan of money (the “Loan”) from Lender in the amount set forth in the above Loan Chart (the “Loan Chart”) and Lender is willing to make the Loan, but only on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender shall make the Loan on the following terms and conditions:

1.	LOAN

1.1 Loan. Lender shall make the Loan to Borrower of the sum designated in the Loan Chart as “Amount of Loan,” subject to the terms and conditions of this Agreement.

1.2 Funding. Lender shall not be obligated to fund the Loan until after all conditions set forth in Addendum 3 have been satisfied or waived in writing by Lender. As soon as all funding conditions have been satisfied or waived in writing by Lender, Lender shall fund the Loan by paying: (a) to Borrower’s existing lenders, as directed by such lender, the amount specified in the Loan Chart as the “Payment to Existing Lenders”; and (b) to Borrower the “Remaining Disbursement Amount” specified in the Loan Chart by making an ACH transfer to Borrower’s account designated on the ACH authorization form (“Borrower’s Account”). Lender shall retain, from the remaining balance of the proceeds of the Loan, an amount equal to the “Commitment Fee” shown on the Loan Chart.

2.	PAYMENT TERMS

2.1 Repayment. Borrower shall repay the Loan by paying the Total Payback Amount specified and on the terms set forth in the Loan Chart, subject to the additional terms set forth in this Agreement.

2.2 Prepayment Limitation. Borrower shall be entitled to prepay all (but not less than all) of the Total Payback for the Loan without discount, either before or after an Event of Default, and any interest that may be owing and included in the Total Payback for the Loan shall be all due and payable and not subject to any credit or deduction of the total amount due as a result of payment being made prior to the due date for the last payment.

2.3 Interest. Interest for the Loan is already included in the amount specified in the Loan Chart as Total Payback. Following the occurrence of an Event of Default, an additional interest charge of 5% per annum on the then outstanding Obligations shall be immediately due and owing from the date of the Event of Default until Lender has received the Total Payback set forth in the Loan Chart.

2.4 Late Fee. If any Payment Amount set forth in the Loan Chart is not received in full by Lender as of the applicable due date, and such failure is not cured within three (3) Business Days of the date due, Borrower authorizes Lender, without notice to Borrower, to charge a late charge equal to ten percent (10%) of such Payment Amount then due, or the maximum amount permitted by applicable law, whichever is less (the “Late Fee”), by initiating debit charges to Borrower’s Account. The Late Fee shall apply only to scheduled payments and shall not apply to any lump sum payment due upon acceleration.

2.5 Borrower’s Obligation to Pay Is Not Conditional on Amount of Funds in Borrower’s Account. Borrower’s obligation to repay the Obligations is not dependent upon whether or not there are sufficient funds in the Borrower’s Account, nor is Borrower’s obligation to pay excused if Borrower receives insufficient income to make any payment required under this Agreement. If, for any reason, there are insufficient funds in Borrower’s Account or insufficient income to cover any payment due under this Agreement, or if for any reason Lender is unable to collect on an ACH request to Borrower’s Account, Borrower agrees to immediately make said payment by regular check, cashier’s check, money order or by wire transfer as instructed by Lender. Borrower understands that payments made by any method other than that contemplated by the ACH Authorization may result in a delay in Lender’s receipt of such payment and that Borrower may incur a Late Fee if the payment is received late.

3.	SECURITY INTEREST IN COLLATERAL

3.1 Collateral And Loan Security. As security for the payment of the Loan, and all other liabilities and obligations of the Borrower to Lender, now existing or hereafter created, whether under the Loan Documents or otherwise (collectively, the “Obligations”) (as further defined below), Borrower hereby unconditionally grants, assigns, and pledges to Lender a continuing security interest (the “Security Interest”) in all personal property, tangible or intangible, of Borrower whether now owned or hereafter acquired or arising and wherever located, including Borrower’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located: all accounts, all chattel paper, all commercial tort claims, all deposit accounts (including, without limitation, the Borrower’s Account), all documents, all general intangibles (including, without limitation, all payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which Borrower possesses, uses or has authority to possess or use property of others or others possess, use or have authority to possess or use property); all goods (including all equipment, fixtures and inventory), all investment property, securities and all other investment property; supporting obligations; any other contract rights or rights to the payment of money; insurance claims and proceeds; commercial tort claims; all money, all negotiable collateral, all instruments, all books and records, and all supporting obligations and proceeds arising from or relating to any of the foregoing (collectively, the “Collateral”).

3.2 Additional Documents. Borrower shall execute from time to time, upon the request of Lender, such financing statements or other documents as are reasonably required by Lender to perfect or continue the Security Interest described herein.

3.3 Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower following the occurrence of an Event of Default which is continuing, so as to permit Lender to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including but not limited to continuing perfection of Lender’s security interest.

3.4 Consent. Borrower consents to the Lender taking any and all steps that Lender deems necessary to ensure that Lender has obtained a valid and perfected security interest in the Collateral. Accordingly, Borrower consents to having Lender file any liens, financing statements, or any other documentation, as required by the California Commercial Code or any other laws, rules, or regulations in order to establish Lender’s Security Interest in the Collateral and/or perfect Lender’s Security Interest.

4.	REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make the Loan, Borrower makes the following representations and warranties to Lender, each of which shall be deemed made as of the effective date of this Agreement and shall be continuing until all Obligations arising or related to this Agreement have been paid and performed in full. Any knowledge acquired by Lender shall not diminish its rights to rely upon such representations and warranties:

4.1 Legal Status. Borrower, if a corporation, limited liability company, partnership, trust, or other legal entity, has been duly organized and is validly existing under the laws of its jurisdiction of organization and is qualified to transact business, and has made all filings and is in good standing, in every jurisdiction in which the nature of its business or assets requires such qualification. Borrower has all requisite power and authority to own its properties and conduct its business as presently conducted and as proposed to be conducted and to execute and deliver, and to perform its Obligations under, the Loan Documents.

4.2 No Violation. The execution, delivery and performance by Borrower of the Loan Documents do not violate any provision of law or any provision of Borrower’s formation documents, including, without limitation, articles of incorporation or organization or any operating, partnership or trust agreement, or result in a breach of, or constitute a default under, any agreement, indenture, or other instrument to which Borrower is a party or by which Borrower may be bound.

4.3 Loan For Specific Purposes Only. The proceeds of the Loan shall be used only for the specific business purposes described in the application for the Loan submitted by Borrower to Lender. Without limiting the scope of the immediately preceding sentence. Borrower understands and agrees NOT to use the Loan proceeds for personal, family, or household purposes. Borrower further understands that there are certain important duties imposed upon entities making loans to consumers for personal, family, or household purposes, and certain important rights conferred upon consumers, pursuant to federal or state law and that all of those laws, rules, and regulations concerning consumer loans do NOT apply to the Loan or this Agreement. Borrower hereby confirms that he/she/it has consulted with his/ her/its own attorney, or has had a fair opportunity to consult with an attorney, concerning this matter and that Borrower’s counsel has explained to Borrower and/or Borrower understands that these rules, regulations, and laws concerning consumer loans do not apply to the Loan or this Agreement. Borrower also understands that Lender will be unable to confirm whether Borrower’s actual use of the proceeds of the Loan conforms to the requirements of this section. Borrower agrees that a breach by Borrower of the provisions of this section will not affect Lender’s right to: (i) enforce Borrower’s promise to pay all amounts owed under this Agreement, regardless of Borrower’s actual use of the proceeds of the Loan; or (ii) to use any remedy legally available to Lender, even if that remedy would not have been available had the Loan been made for consumer or personal purposes.

4.4 Authorization. This Agreement has been duly authorized, executed, and delivered by Borrower, and is a legal, valid and binding agreement of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity.

4.5 Financial Statements. All financial statements and reports that may have been required and have been presented to Lender in conjunction with the Loan, have been prepared in conformity with generally accepted accounting principles consistently applied (“GAAP”), and fairly and accurately present the financial condition and income of Borrower, as of the date given, and none of the foregoing contains any untrue statement of a material fact nor fails to state a material fact required in order to make such financial statements not misleading. Since the date of the last such financial statement, there has been no adverse material change in the financial condition or operations of Borrower.

4.6 Consent and Licenses. No consent, approval or authorization of, or registration or filing with any governmental body or authority, or any other person, firm or entity not a party hereto, is or will be required as a condition to the valid execution, delivery, performance, or enforceability of the Loan Documents, or the transactions contemplated hereby or thereby, or to the conduct of Borrower’s business.

4.7 Litigation. Except as set forth on Schedule 4.7, there is no litigation either pending or, to the best of Borrower’s knowledge, threatened against Borrower before any court or administrative agency, or before any arbitrator, which is reasonably likely to have a material adverse effect on the assets, business, financial conditions or operations of Borrower, or which would prevent or hinder the performance of Borrower’s Obligations under the Loan Documents. Furthermore, Borrower is not in violation of any law and is not the subject of any investigation by a governmental agency that could result in an indictment, criminal filing, or a forfeiture or seizure of any of its/his/her assets;

4.8 Unencumbered Collateral. Borrower has good and marketable title to all of the Collateral and will have good and marketable title to all properties and assets acquired by Borrower hereafter, except for such assets as have been disposed of in the ordinary course of business or equipment no longer used or useful in the conduct of its/his/her business. Except for the security interest granted hereunder and the Permitted Encumbrances if set forth on Addendum 1, Borrower shall be the sole and exclusive owner of the Collateral which is and shall remain free from any and all liens, security interests, encumbrances, claims and interests and no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering any of the Collateral is on file or of record in any public office.

4.9 Tax Returns. Borrower has filed all tax returns that were required to be filed by it and has paid all taxes and assessments which are payable by it, to the extent that the same have become due and payable and before they became delinquent. Borrower does not know of any proposed material tax deficiency or assessment against it or any of its/his/her properties for which adequate provision has not been made on its/his/her books.

4.10 Past Legal Proceedings. Neither Borrower nor any member, principal or shareholder of Borrower has been: (a) the subject of any criminal conviction (excluding traffic misdemeanors); (b) a debtor or alleged debtor in any bankruptcy proceeding, insolvency proceeding or receivership proceeding; (c) subject to liens imposed by any governmental authority; or (d) any restraining order, decree, injunction, or judgment in any proceeding or lawsuit, except for such matters as have been fully disclosed to Lender in writing and expressly consented to by Lender in writing.

4.11 Full Disclosure. All written information furnished by the Borrower, and all written information hereafter furnished by the Borrower, is and shall be true and accurate in all material respects. In the case of projections, the projections will be based on accurate information and reasonable assumptions that the Borrower believes to be true. The term “written” shall have the meaning ascribed to “writings” under section 250 of the California Evidence Code.

5.	AFFIRMATIVE COVENANTS

Until all Obligations are paid and performed in full, Borrower shall comply with the following covenants:

5.1 Books And Records. Borrower shall at all times keep accurate and complete books, records, and accounts of all of Borrower’s business activities, prepared in accordance with GAAP. Borrower shall permit the Lender, or any persons designated by the Lender, at any reasonable time and from time to time, and without hindrance or delay, to: (a) visit and inspect Borrower’s properties and place(s) of business; (b) inspect, audit and examine Borrower’s books, records, correspondence, and accounts and to make copies or extracts thereof (and Lender may remove any of such records temporarily for the purpose of having such copies made); and (c) discuss with Borrower’s principal officers and independent accountants, Borrower’s business, assets, liabilities, financial condition, results of operations, and business prospects. At Lender’s request, Borrower shall deliver to Lender: (i) schedules of accounts and general intangibles; and (ii) such other information regarding the Collateral as Lender shall request.

5.2 Notices. Borrower shall promptly notify Lender in writing of the occurrence of: (i) any Event of Default or any act or event which, with the giving of notice or the passage of time, or both, would be such an Event of Default; (ii) any legal action, proceeding or investigation threatened or instituted against Borrower, (iii) Borrower’s present or future inability to pay or perform the Obligations under this Agreement or (iv) Borrower’s receipt or knowledge of any finding, ruling, decision or determination, whether partial or complete, with respect to any of the Specified Litigations (and Borrower shall deliver to Lender copies of all material documents received in connection with the same), and (x) Borrower’s receipt or knowledge of any material pleading, filing or other document in connection with any of the Specified Litigations (and Borrower shall deliver to Lender copies of all material documents received in connection with the same). If Lender has been notified pursuant to this section, or has knowledge of same from other sources, then at Lender’s request, Borrower shall furnish to Lender a summary of the status of all such actions, proceedings or investigation and provide Lender with such additional information concerning the same as Lender may from time to time request.

5.3 Maintain Business. Borrower shall: (i) maintain in full force and effect all licenses, permits, insurance, authorizations, bonds, franchises, and other rights necessary or desirable to the profitable conduct of Borrower’s business; (ii) continue in, and limit Borrower’s operations to, the same general lines of business as are presently conducted; (iii) comply with all applicable laws, orders, regulations, and ordinances of all governmental authorities; (iv) if a corporation, partnership or limited liability company, shall maintain Borrower’s corporate, partnership or limited liability company existence; and (v) take such actions as are necessary to maintain Borrower’s legal existence, good standing and qualification to do business in each jurisdiction where the failure to do so might have material adverse effect upon the assets, business, prospects, financial condition, or operations of Borrower or Borrower’s ability to repay the Loan or otherwise pay or perform the Obligations.

5.4 Maintain Business Property And Lender’s Collateral. Borrower shall protect and preserve all assets necessary and material to Borrower’s business, including intellectual property, maintain in good working order and condition (subject to ordinary wear and tear) all buildings, equipment and other tangible real and personal property, and from time to time make or cause to be made all renewals, replacements, and additions to such property necessary for the conduct of Borrower’s business. Borrower shall defend the right, title, and interest of Lender in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein. At any time Borrower acquires any assets, tangible or intangible, real or personal, having a fair market value in excess of $25,000, in which a security interest, deed of trust or mortgage is not already granted to or properly perfected by Lender on behalf of Lender, Borrower shall immediately provide notice thereof to Lender and cause to be executed such documents as may be reasonably requested by Lender in order to perfect Lender’s security interest in such Collateral.

5.5 Insurance. Borrower shall keep all of Borrower’s properties, real and personal (including the Collateral), adequately insured at all times with responsible insurance carriers, reasonably acceptable to Lender, against loss or damage by fire and other hazards (so called “All Risk Coverage”). Borrower shall at all times maintain adequate insurance with coverage amounts and with responsible insurance carriers, each acceptable to Lender, against liability on account of damage or claims of damage to persons and properties and under all applicable workers’ compensation laws, and covering such other risks as Lender may reasonably require from time to time. Borrower shall instruct the applicable insurance carrier to have all such insurance policies provide at least thirty (30) days’ notice to Lender prior to cancelation or termination. Lender shall be named as lender loss payee, additional insured or otherwise, as Lender’s interest may appear, as the case may be, under all such policies. Borrower represents that all such insurance coverage is presently in full force and effect and subject to no lapses and defaults. Borrower agrees to deliver copies of all of the foregoing insurance policies to Lender. In the event of any loss or damage to the Collateral, Borrower shall give immediate written notice to Lender and to its insurers of such loss or damage, as applicable, and will promptly file proof of loss with its insurers.

5.6 Payment of Taxes and Other Obligations; Tax Returns. Borrower shall timely file all required tax returns and pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or on income or profits or upon property belonging to it prior to the date on which penalties attach thereto and pay and perform all lawful claims, obligations, and debts which, if unpaid, might become a lien or charge upon any asset or property of Borrower, or where the failure to pay or perform might have a material adverse effect upon the assets, business, prospects, financial condition, or operations of Borrower or Borrower’s ability to repay the Loan or otherwise perform Borrower’s obligations under this Agreement, provided that Borrower shall not be required to pay or perform any such tax, assessment, charge, levy, claim, obligation, or debt for which Borrower has obtained a bond or insurance, or for which it has established a reserve in accordance with GAAP and the payment or performance of which is being contested in good faith and by appropriate proceedings which are being reasonably and diligently pursued.

5.7 Comply with Laws. Borrower shall perform and promptly comply, and cause all property of Borrower to be maintained, used and operated in accordance, in each case in all material respects, with all: (i) present and future laws, ordinances, rules, regulations, orders, and requirements (including, without limitation, zoning ordinances, building codes, and environmental laws, and the regulations adopted pursuant thereto, and any other similar applicable federal, state, or local laws, rules, regulations, or ordinances) of every duly constituted governmental or quasi-governmental authority or agency applicable to Borrower or any of Borrower’s properties; (ii) similarly applicable orders, rules, and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization, or other body exercising similar functions, to the extent usually complied with by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates; and (iii) similarly applicable duties or obligations of any kind imposed under any certificate of occupancy or otherwise by law, covenant, conditions, agreement or easement, public or private.

5.8 Further Assurances. Borrower shall make, execute, and deliver all such additional and further acts, things, deeds, and instruments as Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and ensure Lender its rights under this Agreement.

5.9 Financial Reporting Requirements. Borrower shall deliver to Lender the following, all in form and substance reasonably satisfactory to Lender:

(a) within thirty (30) days after the end of each calendar month, combined management-prepared balance sheets and statements of income and retained earnings and of cash flow of Borrower as of the end of such month and for such month then ended and for the period from the beginning of the then current fiscal year of Borrower to the end of such month, setting forth in comparative form (i) the corresponding figures for the comparable monthly and year-to-date periods in the preceding fiscal year; and (ii) the corresponding figures for such monthly and year-to-date period as reflected in the projected budget for the then-current fiscal year prepared in accordance with GAAP and certified for and on behalf of Borrower by the controller or chief financial officer or other comparable authorized officer of Borrower;

(b) within five (5) Business Days of each of each calendar month, reports of Borrower’s accounts, including collections and sales calculations; and

(c) all annual and quarterly financial statements of Borrower. Quarterly financial statements shall be delivered to Lender no later than thirty (30) days after the end of each fiscal quarter of Borrower; and annual financial statements shall be delivered to Lender as follows: (i) internally-prepared: no later than forty-five (45) days after the fiscal year of Borrower and (ii) audited: no later than one hundred fifty (150) days after the fiscal year-end of Borrower.

5.10 Disclosure of Employee Benefits. Borrower shall:

(a) Promptly, and no later than ten (10) Business Days after Borrower or any of its/his/her subsidiaries know or have reason to know that an event has occurred relating to the Borrower’s plan requirements under the Employee Retirement Income Security Act of 1974 (“ERISA”) that reasonably could be expected to result in a material adverse change in the Borrower’s financial condition, a written statement of the chief financial officer of such Borrower or subsidiary shall be delivered to Lender describing such ERISA event and any action that is being taking with respect thereto by Borrower or any of its/his/her subsidiaries or Affiliates, and any action taken or threatened by the Internal Revenue Service (“IRS”), the Department of Labor, of the Pension Benefit Guaranty Corporation (“PBGC”). Borrower and its/his/her subsidiaries shall: (i) be deemed to know all facts known by the administrator of any benefit plan of which it is the plan sponsor; (ii) promptly, and no later than three (3) Business Days after the filing thereof with the IRS, deliver to Lender a copy of each funding waiver request filed with respect to any benefit plan and all communications received by Borrower or any of its/his/her subsidiaries or Affiliates; and (iii) promptly, and no later than five (5) Business Days after receipt by Borrower or any of its/his/her subsidiaries of any information that the PBGC has an intention to terminate any benefit plan or to have a trustee appointed to administer a benefit plan, deliver copies of each such notice to Lender.

(b) Cause to be delivered to Lender, upon Lender’s reasonable request, each of the following: (i) a copy of each benefit plan and retiree health plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof that have been distributed to employees or former employees of Borrower or any of its/his/her subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each benefit plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each benefit plan; (iv) all actuarial reports prepared for the last three plan years for each benefit plan; (v) a listing of all multiemployer plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any of its/his/her subsidiaries or any of their ERISA affiliates to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any of its/his/her subsidiaries or any of their ERISA affiliates regarding withdrawal liability under any multiemployer plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or any of its/his/her subsidiaries under any retiree health plan.

(c) Cause to be delivered to Lender, upon Borrower’s and Lender’s mutual agreement that Lender’s request is reasonable, a copy of each plan not referred to in Section 5.10(b) (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof that have been distributed to employees or former employees of Borrower or any of its/his/her subsidiaries.

5.11 Post Closing Matters. Borrower will execute and deliver the documents and take such actions (or cause such actions to be taken by other Persons) as are set forth in the section labeled “Post Closing Deliverables and Covenants” on Addendum 3, in each case, within the time limits specified on Addendum 3 (or such longer period as Lender may agree).

6.	NEGATIVE COVENANTS

Until all Obligations have been paid and performed in full, Borrower covenants and agrees that it will NOT, without Lender’s written consent, which may be denied in its sole discretion:

6.1 Additional Encumbrances. Create or suffer to arise any (i) lien, security interest, other charge or encumbrance upon or with respect to any of the Collateral except for the Security Interest and any Permitted Encumbrances, or (ii) grant or agree to any negative pledge that would prohibit securing the Obligations created by this Agreement and any replacement or refinancing thereof with any properties or assets of Borrower. Borrower shall notify Lender promptly in the event that any lien or charge on any Collateral shall be created, asserted, filed, or come into existence in violation of this Section 6.1.

6.2 Other Advances. Receive any loans, incur any indebtedness for borrowed money or receive any advances or sell any accounts receivable without Lender’s written approval except for the following: (i) the indebtedness set forth on Addendum 2 (“Permitted Indebtedness”) and (ii) indebtedness (other than the Obligations, but including capitalized lease obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, including any refinancing of such Purchase Money Debt (“Purchase Money Debt”), all in the aggregate amount at any time not to exceed the “Cap on Purchase Money Debt” specified in the Loan Chart;

6.3 Disposition of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower’s rights, title, or interests in and to any of the Collateral, excepting only sales of inventory or dispositions of obsolete equipment or equipment being replaced, in each case in the ordinary course of Borrower’s business;

6.4 No Guaranties or Contingent Obligations. Guaranty, assume, or otherwise become directly or contingently liable for the debt of any other person or organization;

6.5 Limitations on Extensions of Credit. Make any loan or advance or extend any credit other than extension of trade credit in the ordinary course of business;

6.6 No Changes in Business or Name. (a) Make or permit to be made any material change in the character of Borrower’s business, other than to grow the business; (b) change Borrower’s name from that indicated in the public record of Borrower’s jurisdiction of organization without providing at least 30 days’ prior written notice to Lender; (c) change the location of Borrower’s headquarters, executive offices or places of operations without providing at least 30 days’ prior written notice to Lender; or (d) change Borrower’s structure without the written consent of Lender;

6.7 No Amendments/Modifications to Constituent Documents. Permit the amendment, modification, restatement, or other changes to the organizational documents of Borrower including, if applicable, the articles of incorporation or organization, by-laws, or operating partnership agreement, unless Borrower sends Lender the proposed changes to such organizational documents no less than thirty (30) days prior to the effective date thereto;

6.8 No Prepayments of Debt. Prepay any indebtedness for borrowed money to any person or entity other than (a) indebtedness owing to Lender and (b) indebtedness permitted by this Agreement and owing to any lender that has not been subordinated to the Obligations;

6.9 Restricted Payments. (a) Declare or pay or make any form of dividend or distribution other than dividends or distributions to equity holders to meet their tax obligations on income realized by such holders attributable solely to such holders’ investment in Borrower in a timely manner; (b) make any payments of any indebtedness subordinated to the Obligations due Lender or otherwise redeem, repurchase or retire any instrument evidencing such amount, or reduce or terminate any commitment in respect of such indebtedness, in each case except pursuant to the provisions of a subordination agreement acceptable to Lender; provided, however, for the avoidance of doubt, nothing in this Agreement shall prohibit Borrower from making any payments in respect of the Heritage Obligations, except to the extent that such payments are expressly prohibited under the terms and provisions of the Heritage Intercreditor Agreement; or (c) redeem, repurchase, or retire any capital stock or other equity;

6.10 Transactions with Affiliates. (a) Make any loan, advance, extension of credit or non-compensation related payment to any Affiliate of Borrower; or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease, or exchange of property, or the rendering or any service, to or with any Affiliate of Borrower, the terms of which are less favorable to such person than the terms such person would have been able to obtain in a similar transaction between such person and an unrelated third party obtained through arms’ length dealings; provided, however, that Borrower may in any event (x) pay reasonable compensation to any such employee or officer in the ordinary course of Borrower’s business consistent and commensurate with industry custom and practice for the services provided by such person and (y) enter into any transaction with Affiliates so long as all such transactions, either singly or in the aggregate, have a value of no more than $10,000;

6.11 Deposit Accounts. (a) Close any deposit account of Borrower, including the Borrower’s Account; or (b) open any deposit account of Borrower without first providing Lender with a fully executed deposit account control agreement among Borrower, Lender and the bank where such deposit account is maintained, in form and substance satisfactory to Lender;

6.12 Limitations on Investments. Purchase, own, invest in, or otherwise acquire, directly or indirectly, any equity securities, any interests in any partnership or joint venture (including the creation or capitalization of any subsidiary), evidence of indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other person or entity, or any other investment or interest whatsoever in any other person or entity, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any person or entity other than: (i) the extension of trade credit in the ordinary course of business and consistent with past practices; and (ii) deposits with banks or other financial institutions;

6.13 No Mergers; Equity Issuances. (a) Merge, consolidate, or enter into any similar combination with any other entity or liquidate, windup, or dissolve itself (or suffer any liquidation or dissolution); or (b) issue or sell any of Borrower’s equity securities; or

6.14 No Transactions Prohibited by ERISA; Unfunded Liability. Directly or indirectly

(a) engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b) permit to exist with respect to any benefit plan any accumulated funding deficiency (as defined in sections 302 of ERISA and 412 of the Internal Revenue Code, whether or not waived;

(c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any benefit plan;

(d) terminate any benefit plan where such event would result in any liability of Borrower, any subsidiary of Borrower, or any of their ERISA affiliates under Title IV of ERISA which was not paid in connection with such termination;

(e) fail to make any required contribution or payment to any multiemployer plan;

(f) fail to pay any required installment or any other payment required under section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g) amend a plan resulting in an increase in current liability for the plan year such that Borrower, any subsidiary of Borrower, or any of their ERISA affiliates is required to provide security to such plan under section 401(a)(29) of the Internal Revenue Code; or

(h) withdraw from any multiemployer plan where such withdrawal is reasonably likely to result in any liability of such entity under Title IV of ERISA;

any of which, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on Borrower.

7.	EVENTS OF DEFAULT

The occurrence of one or more of the following events shall constitute an “Event of Default” under this Agreement. Unless expressly provided for in this Section 7, Lender is under no duty to provide Borrower or any other person with any notice for an event to become an Event of Default:

7.1 Borrower shall fail to make any payment of sums due under this Agreement, including any amounts specified in the Loan Chart, within three (3) days of the applicable due date. A failure to pay includes any nonpayment as a result of Lender’s inability for any reason to collect the entire sum due from Borrower’s Account;

7.2 Borrower shall breach any covenant or other obligation under Section 6 hereof or any other Loan Documents;

7.3 Borrower shall breach any covenant, condition, or other obligation contained in this Agreement (other than covenants and obligations described in another subsection of this Section 7), which breach is not cured within fifteen (15) calendar days after the earlier of written notice from Lender or the date on which Borrower had actual knowledge of such breach;

7.4 Any financial statement, representation, warranty or certificate made or furnished by or on behalf of Borrower or any guarantor of this Agreement in connection with this Agreement or any other Loan Document shall be materially false or misleading (including by omission) when made or reaffirmed;

7.5 Borrower or any guarantor of the Obligations shall become insolvent, admit its/his/her insolvency, or shall be unable to pay its/his/her debts as they mature;

7.6 One or more judgments, orders, or decrees for the payment of money, either individually or in an aggregate amount in excess of $50,000, is entered by a court of competent jurisdiction against Borrower or any guarantor of the Obligations and such judgment, order, or decree remains unpaid, undischarged and unbonded;

7.7 (a) Borrower or any guarantor of the Obligations shall make an assignment for the benefit of its/his/her creditors, file a petition in bankruptcy, be the subject of an involuntary bankruptcy petition or be the subject of a pending application, motion, or petition for the appointment of a receiver if such application, motion, or petition is not dismissed with thirty (30) days of its filing, or if a receiver is appointed; or (b) Borrower or any such guarantor by any act or omission shall indicate its/his/her consent to, approval of, or acquiescence in, any application or proceeding or order for relief or the appointment of a custodian, receiver, or any trustee for any substantial part of any of its/his/her properties;

7.8 Borrower or any guarantor of the Obligations shall have received any order, or there shall have been imposed upon it any limitation, of any kind, restricting its/his/her right to do business and/or its/his/her right to free and unencumbered use and operation of any of the Collateral, by any court, administrative body, or other regulatory or judicial authority purporting to have jurisdiction over the business of Borrower or any guarantor of the Obligations or the ownership and/or operation of such Collateral;

7.9 The occurrence of any uninsured loss, theft, damage, or destruction to any material assets (or to a material portion of all assets) of Borrower or any guarantor of the Obligations;

7.10 The actual or attempted revocation or termination of, or limitation or denial of liability under any guaranty of any of the Obligations, this Agreement or any other Loan Document, by Borrower or any guarantor, including any repudiation, purported revocation, or failure by any guarantor of the Obligations to perform such guarantor’s obligations under the applicable guaranty or support agreement in favor of Lender;

7.11 Any federal, state, or local governmental body, instrumentality or agency shall condemn, seize or otherwise appropriate, or take custody and control of all or substantially all of the properties of Borrower or any guarantor of the Obligations, or file a lien or levy an assessment in respect of all, or substantially all, of the properties of Borrower or any guarantor of the Obligations;

7.12 If Borrower or any guarantor of the Obligations shall dissolve or liquidate, or be dissolved or liquidated, or cease legally to exist, or merge or consolidate, or be merged or consolidated with or into any corporation or entity;

7.13 If Borrower or any guarantor of the Obligations is an individual/sole proprietorship and the owner dies or becomes totally and permanently disabled and is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment (“Disabled”); if Borrower or any guarantor is the settlor of a revocable trust and Borrower dies or is rendered Disabled; if Borrower is a general partnership and the general partner dies or is rendered Disabled; if Borrower or any guarantor of the Obligations is a corporation and any shareholder holding a 10% or more interest in the corporation dies or is rendered Disabled; if Borrower or any guarantor of the Obligations is a limited liability company and any managing member dies or is rendered Disabled, or if any member(s) directly or indirectly controlling 10% or more of the membership interests dies or is rendered Disabled; or if Borrower or any guarantor of the Obligations is any other form of business entity and any person(s) directly or indirectly controlling 10% or more of the ownership interests of such entity dies or is rendered Disabled;

7.14 A default shall occur with respect to an indebtedness for borrowed money (other than the Obligations) of Borrower or any of its subsidiaries in an outstanding principal amount exceeding $100,000 and such default shall continue for more than the period of grace, if any, therein with respect thereof, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or permit the holder of any such indebtedness to accelerate, the maturity any such indebtedness, or any such indebtedness shall be declared due and payable or be required to be paid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or

7.15 Principal (as named in the Loan Chart) and his Affiliates, collectively, shall no longer own, of record and beneficially, voting control of the equity of Borrower.

8.	REMEDIES UPON DEFAULT

At any time after any Event of Default, Lender may, without presentment, demand, protest, or further notice of any kind (all of which are hereby expressly waived) and, notwithstanding the provisions contained in any other document or instrument executed or to be executed by Borrower to Lender take any one or more of the following actions:

8.1 Declare all Obligations, including the entire remaining Total Payback Amount, together with all loan costs and expenses and attorneys’ fees, to be immediately due and payable. Lender shall be entitled to immediately enforce payment of all Obligations by any means permitted by law or in equity.

8.2 Notify customers, account debtors or lessees of Borrower that Lender has a Security Interest in the accounts, rights to payment, equipment, chattel paper and general intangibles of Borrower and may collect them directly; Lender may settle or adjust disputes and claims directly with account debtors or payment processor companies or insurance companies for amounts and upon terms that Lender considers advisable, and in such cases, Lender will credit the Obligations under this Agreement with only the net amounts received by Lender, after deducting all reasonable expenses incurred or expended in connection therewith;

8.3 Make such payments and do such acts as Lender considers necessary or reasonable to protect its Security Interest and Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate at a location which is reasonably convenient to Borrower and Lender. Borrower authorizes Lender to enter the premises where the Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Lender appears to be prior or superior to the Security Interest (other than the Permitted Encumbrances) and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies;

8.4 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and franchise agreements shall inure to Lender’s benefit;

8.5 Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as is commercially reasonable in the opinion of Lender. It is not necessary that the Collateral be present at any such sale. Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

8.6 Give notice of the disposition of the Collateral as follows:

(a) Lender shall give Borrower and each holder of a security interest in the Collateral a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

(b) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in this Agreement, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value.

8.7 Borrower agrees that Lender may obtain the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same;

8.8 Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be promptly returned, subject to the rights of third parties, and/or as provided by law, to Borrower by Lender;

8.9 All payments received by Borrower in respect of the Collateral shall be forthwith paid over to Lender in the same form as so received (with any necessary endorsement), and may be held or applied by Lender to the Obligations in such order as Lender may determine;

8.10 File suit for any sums owing or for damages; and

8.11 Exercise any other remedy or right provided in law or in equity or permitted under this Agreement or by the California Uniform Commercial Code.

9.	REMEDIES CUMULATIVE

Any and all remedies conferred upon Lender shall be deemed cumulative with, and non-exclusive of any other remedy conferred hereby or by law and/or equity. Lender in the exercise of any one remedy shall not be precluded from the exercise of any other. Lender may exercise any and all rights and remedies available to it concurrently or independently, in such order, as frequently, and at such time or times as Lender may, in its sole discretion, deem expedient.

10.	MISCELLANEOUS

10.1 Power of Attorney. Borrower hereby irrevocably appoints Lender as its or his true and lawful attorney, as the case may be, with full power of substitution, in Lender’s name or in its or his name or otherwise, for Lender’s sole use and benefit, but at Borrower’s cost and expense, without notice to Borrower or any other person, to exercise at any time and from time to:

(a) demand, sue for, collect, receive, and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(b) receive, take, endorse, assign, and deliver any and all checks, notes, drafts, documents, negotiable or non-negotiable instruments, or chattel paper in connection therewith;

(c) settle, compromise, compound, prosecute or defend any action or proceeding, including, without limitation, a foreclosure action, with respect thereto;

(d) extend or modify terms of payment or make any allowance or other adjustment with respect thereto;

(e) notify account debtors of the Security Interest granted hereby and instruct such account debtors that payment of their respective accounts is to be made directly to Lender and take control of any and all such payments or other proceeds of such accounts; or

(f) vote any right or interest with respect to any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated), whether voting or nonvoting, including common stock, preferred stock or any convertible securities.

10.2 Attorneys’ Fees and Costs. Borrower shall pay on demand all of Lender’s attorneys’ fees and costs incurred by Lender in: (a) enforcing this Agreement or any other Loan Document and Lender’s rights in its Collateral; and (b) the collection of any amounts due under this Agreement, whether or not suit is brought. Further, Lender shall be entitled to all attorneys’ fees and costs incurred by Lender in connection with any Bankruptcy proceeding of the Borrower, including any and all attorneys’ fees and costs incurred to preserve, protect, monitor, or realize upon the Obligations and any security for such Obligations. The costs incurred by Lender include but are not limited to appraisal fees, filing fees, audit and inspection fees, and all other out-of-pocket costs and expenses incurred by Lender.

10.3 Waivers.

(a) Borrower hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance herein, and all other demands and notices of any kind or description. With respect to the Obligations and the Collateral, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any person or entity primarily or secondarily liable therefor, to the acceptance of partial payments thereon and the settlement, compromise, or adjustment of any thereof, all in such manner and at such time or times as Lender may deem advisable in its sole and absolute discretion. Lender shall have no duty as to the collection or protection of the Collateral or any income therefrom, as to the preservation of rights against prior parties, or as to the preservation of any rights pertaining to the Collateral beyond the safe custody thereof. Lender may exercise its rights with respect to the Collateral without resorting or regard to any other collateral or sources of payment for liability;

(b) Neither any failure nor any delay on the part of Lender in exercising any right, power, or privilege hereunder or under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Lender shall not be deemed to have waived any of its rights with respect to the Obligations or Collateral hereunder or under any other written document, unless such waiver is in writing and signed by Lender.

10.4 Monitoring, Recording, and Electronic Communications. In order to ensure a high quality of service for Lender’s customers, Lender may monitor and/or record telephone calls between Borrower and Lender’s employees. Borrower acknowledges that Lender may do so and agrees in advance to any such monitoring or recording of telephone calls. Borrower also agrees that Lender may communicate with Borrower electronically by email.

10.5 No Third-Party Beneficiary. This Agreement is made solely between Borrower and Lender and no other person shall have any right of action hereunder and the parties expressly agree that no person shall be a third-party beneficiary to this Agreement.

10.6 Indemnity. Borrower agrees to indemnify, defend, and hold harmless Lender, its employees, members, directors, managers, officers, or agents from and against any loss, liability, damage, penalty or expense (including attorneys’ fees, expert witness fees, and cost of defense) they may suffer or incur as a result of: (a) any failure by Borrower or any employee, agent or Affiliate of Borrower to comply with the terms of this Agreement or any other legal obligation to Lender; (b) any warranty or representation made by Borrower being false or misleading; (c) any representation or warranty made by Borrower or any employee or agent of Borrower to any third person; (d) negligence of Borrower or its/his/her subcontractors, agents or employees; or (e) any alleged or actual violations by Borrower or its/his/her subcontractors, employees or agents of any governmental laws, regulations or rules.

10.7 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, successors, and assigns, provided, however, that neither this Agreement nor any rights or Obligations hereunder shall be assignable by Borrower without first obtaining the express written consent of Lender. Lender has no obligation to consent to the Borrower assigning this Agreement. Any purported assignment made in contravention of the forgoing consent shall be void. Lender may assign any part of or all of the Loan and its rights and Obligations hereunder at any time in its sole and absolute discretion without notifying or disclosing to Borrower the assignment of this Agreement. Lender may sell participations in all or any portion of the Loan to such other party or parties as Lender shall select, all without notice or disclosure to Borrower.

10.8 Maximum Interest. If Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the highest lawful rate that is permissible under the law applicable to this Agreement, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loan made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the highest lawful rate, Lender may, to the extent permitted by applicable law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Loan hereunder.

10.9 Time Is of the Essence. The Parties hereto expressly acknowledge and agree that time is of the essence and that all deadlines and time periods provided for under this Agreement are ABSOLUTE AND FINAL.

10.10 Notices. Any notices required or permitted to be given pursuant to this Agreement shall be in writing and may be given by personal delivery, email, facsimile, first class mail via the United States Postal Service, postage prepaid, or by any overnight courier by sending said notice to Borrower at the address set forth its signature below or to Lender at the following address:

Super G Capital, LLC

23 Corporate Plaza

Suite 100

Newport Beach, CA 92660

If either party desires to change the address or email and fax numbers to which notices are to be sent, it shall do so in writing and deliver the same to the other party in accordance with the notice provisions set forth above.

10.11 Modifications. This Agreement may not be modified, amended, waived, extended, changed, discharged, or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge, or termination is sought.

10.12 Severability. If any term or provision of this Agreement or the application thereof to any circumstance, shall be invalid, illegal, or unenforceable to any extent, such term or provision shall not invalidate or render unenforceable any other term or provision of this Agreement or the application of such term or provision to any other circumstance then to the extent permitted by law, Borrower and Lender hereto hereby waive any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

10.13 Definitions. As used herein:

(a) “Affiliate” means (i) any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with Borrower or (ii) any officer, employee, member, manager, shareholder, or director of Borrower; an entity shall be deemed to be “controlled by” any other person or entity if such person or entity possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such entity whether by contract or otherwise;

(b) “Business Day” means any calendar day other than Saturdays, Sundays and official Federal Holidays;

(c) “EBITDA” shall mean on a consolidated basis for any period with respect to Borrower, the sum of (i) net income (or loss) for such period (excluding non-cash extraordinary gains or non-cash extraordinary losses), plus (ii) all interest expense for such period, plus (iii) all charges against income for such period for federal, state and local taxes, plus (iii) depreciation expenses for such period, plus (iv) amortization expenses for such period.

(d) “Loan Documents” means, collectively, this Agreement and all other documents evidencing, securing or relating to the Obligations or executed in connection herewith, and all amendments and modifications of any of the foregoing.

(e) “Heritage” means Heritage Bank of Commerce.

(f) “Heritage Intercreditor Agreement” means the Debt and Lien Subordination Agreement dated as of the date hereof, by and among Borrowers, Heritage and Lender.

(g) “Heritage Loan Agreement” means that certain Loan and Security Agreement dated as of September __, 2017 between Heritage, as lender and Precision Opinion, Inc., as borrower;

(h) “Heritage Loan Documents” means the Heritage Loan Agreement and all other instruments, agreements and documents executed in connection therewith;

(i) “Heritage Obligations” means all indebtedness, liabilities and obligations now or hereafter owing by Borrowers to Heritage under or in respect of the Heritage Loan Documents;

(j) “Shareholders” means, collectively, Mike France and Gutherie Rebel; and

(k) “Shareholder Loan” means collectively (i) that certain loan made by Michael France to Borrower in the original principal amount of $800,000, and (ii) that certain loan made by The Rebel Family Trust to Borrower in the original principal amount of $200,000;

(l) “Shareholder Obligations” means all indebtedness, liabilities and obligations owing by Borrower to Michael France and the Rebel Family Trust under or in respect of the documents evidencing the Shareholder Loan, which Shareholder Obligations are unsecured and subordinated in right of payment to the Obligations pursuant to a subordination agreement between the Shareholders and Lender in form and substance satisfactory to Lender.

(m) “Specified Litigations” means, collectively,

(i) Headwaters Litigation:

United States District Court for the District of Colorado

Civil Action No. 1:17-cv-00238-RPM

Headwaters BD, LLC, Plaintiff

v.

Precision Opinion, Inc., Defendant

and

(ii) Universal Litigation:

United States District Court

Southern District of New York

Case No. 1:16-cv-08259-AKH

Universal Survey Center, Inc., Plaintiff/Counter-Defendant

v.

Precision Opinion, Inc., Defendant/Counter-Plaintiff.

11.	GOVERNING LAW, FORUM SELECTION, AND CONSENT TO JURISDICTION

This Agreement and each other Loan Document shall be governed by and construed in accordance with the laws of the State of California without reference to its choice of law provisions. Lender and Borrower agree that: (a) all actions or proceedings arising out of or related to this Agreement or any other Loan Document; (b) any written agreements between or related to Lender and Borrower; and (c) all other disputes, regardless of whether arising out of contract or solely a tort, shall be tried and litigated exclusively in the state and federal courts located in Orange County, California in a city to be designated by Lender, or in the City of Los Angeles, State of California. This choice of venue is intended to be mandatory and not permissive, thereby precluding the possibility of litigation between the Lender and Borrower in any jurisdiction other than that specified herein. Borrower hereby waives any right it may have to assert the doctrine of forum non conveniens (or any similar doctrine) or to otherwise raise any objection to venue with respect to any proceeding arising out of or related to this Agreement or any other written agreements between Lender and Borrower.

Lender and/or Borrower irrevocably and unconditionally consent to personal jurisdiction in California and venue in in any action in Orange County, California, in a city to be designated by Lender, or in the City of Los Angeles, State of California. Borrower further stipulates that the state and federal courts located in Orange County, California or the City of Los Angeles, State of California shall have in personam jurisdiction and venue over Borrower for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to: (i) this Agreement; and (ii) all other written agreements between the Borrower and Lender, including, without limitation, petitions to compel the judicial reference and to enforce the statement of decision by the referee.

Any action filed by Borrower or Lender shall be filed in the Los Angeles County Superior Court, Central District or the Federal District Court, Central District of California, located in the City of Los Angeles, or the Federal District Court, Central District of California located in Orange County, California. The judicial reference proceedings shall be conducted in the City of Los Angeles, California or in Orange County, California, in a city to be designated by Lender.

12.	JUDICIAL REFERENCE

12.1 At the request of either Lender or Borrower, any controversy or claim between or amongst Lender and Borrower, regardless of whether the dispute or controversy arises under or is related to this Agreement, shall be determined by a reference in accordance with California Code of Civil Procedure sections 638, et seq. Judgment upon the award rendered by such referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure sections 644 and 645.

12.2 Selection or Appointment of Referee. When Lender and Borrower are involved in any dispute or controversy (the “Reference Parties”), the Reference Parties shall select a single neutral referee who shall be a retired state or federal judge. In the event the Reference Parties cannot agree upon a referee, a single neutral referee shall be appointed by the court in accordance with the procedure set forth in Code of Civil Procedure section 640(b).

12.3 Conduct of Reference. The judicial reference shall be conducted pursuant to California law. The referee shall determine all issues relating to the applicability, interpretation, legality, or enforceability of all agreements. The referee shall report a statement of decision to the court. The Reference Parties shall equally bear the fees and expenses of the referee. The prevailing party shall be entitled to recover the fees and expenses that it/he/she paid to the referee and such fees and expenses shall be awarded in the statement of decision.

12.4 Reference Constitutes a Waiver of the Right to a Jury Trial. Borrower and Lender understand and acknowledge that by agreeing to judicial reference, Borrower and Lender each are hereby knowingly, voluntarily, and intentionally waiving any right (whether arising under the Constitution of the United States, the State of California, or of any other state, or under any foreign jurisdiction, under any statutes regarding or rules of civil procedure applicable in any state or federal or foreign legal proceeding, under common law, or otherwise) to demand or have a trial by jury of any claim, demand, action, or cause of action arising under, relating, or appertaining to: (i) this Agreement; (ii) any written agreements between Lender and Borrower; (iii) any disputes or controversies in any way connected with or related or incidental to the discussions, dealings, or actions between Lender and Borrower (whether oral or written); and (iv) any claims now existing or hereafter arising between Lender and Borrower, whether sounding in contract or tort or otherwise.

Each of the Reference Parties hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by the referee without a jury, and that any of the Reference Parties may file an original counterpart or a copy of this Agreement with any court as written evidence of its waiver of right to trial by jury. The Reference Parties acknowledge and agree that they have received full and sufficient consideration for this provision (and each other provision of each other related document to which they are a party) and that this provision is a material inducement for the Lender in accepting this Agreement. By waiving a jury trial, the Reference Parties intend claims and disputes to be resolved by the referee and/or judge acting without a jury in order to avoid the delays, expense, and risk of mistaken interpretations which each Party acknowledges to be greater with jury trials than with nonjury trials.

12.5 Provisional Remedies, Self-Help And Foreclosure. No provision of this Agreement or written agreements between the Lender and Borrower, will limit the right of Lender to: (a) foreclose against any real property collateral by the exercise of a Power of Sale under a Deed of Trust, Mortgage, or other Security Agreement or Instrument, or applicable law; (b) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a Security Agreement or Pledge Agreement or applicable law; (c) exercise self-help remedies such as setoff; or (d) obtain provisional or ancillary remedies such as injunctive relief, writs of attachment, writs of possession, or the appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any referral. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to judicial reference.

13.	NO FIDUCIARY RELATIONSHIP

Borrower hereby acknowledges that Lender does not have any fiduciary relationship to Borrower, and the relationship between Lender, on the one hand, and Borrower, on the other hand, is solely that of creditor and debtor and no joint venture exists between Lender and Borrower.

14.	RULES OF CONSTRUCTION

Lender and Borrower have participated in the preparation and/or review of this Agreement, and this Agreement shall be deemed the result of the joint efforts of Lender and Borrower. This Agreement has been accepted and approved as to its final form by Lender and Borrower, and upon the advice of their respective counsel. Borrower acknowledges that if Borrower elected not to consult with an attorney before signing this Agreement, Borrower had ample to time to hire an attorney and obtain a review of this Agreement by counsel before signing this Agreement. Accordingly, any uncertainty or ambiguity existing in this Agreement shall not be interpreted against either Lender or Borrower as a result of the manner of the preparation and presentation of this Agreement. Borrower and Lender agree that any statute or rule of construction providing that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and are hereby waived.

15.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The signatures to this Agreement may be evidenced by facsimile or scanned email copies reflecting the party’s signature hereto, and any such facsimile copy or scanned email copies shall be sufficient to evidence the signature of such party as if it were an original signature. Any failure by such Borrower or Lender to deliver original counterparts shall not affect the validity or the delivery of this Agreement or any documents in writing between Lender and Borrower.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Lender and Borrower with respect to the subject matter hereof, and supersedes all other agreements, oral or written, between Lender and Borrower with respect to the subject matter. Borrower acknowledges and represents that it/he/she has read this Agreement carefully and that there have been no oral or written statements made to it/him/her by Lender or any other party that contradicts, varies, or would change the meaning of any statements, promises, or agreements set forth in this Agreement. Borrower acknowledges that a failure to review this Agreement before signing it precludes any claim that it does not represent the true and accurate agreement of the Lender and Borrower. No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any party herein, except upon the basis of a written instrument executed by or on behalf of such party, which written instrument must expressly reference this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

BORROWER:		LENDER:

PRECISION OPINION, INC.		SUPER G CAPITAL, LLC

By:		By:
Name:	James T. Medick	Marc Cole, Chief Financial Officer
Title:	President
Address:	101 Convention Center Dr., Plaza 125 Las Vegas, NV 89109

[Signature page to Business Loan & Security Agreement]

This Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) (this “Authorization”) is part of (and is fully incorporated herein by reference into) the Business Loan & Security Agreement above (the “Loan Agreement”).

DISBURSEMENT OF LOAN PROCEEDS. By signing below, Borrower authorizes Lender to disburse the Loan proceeds less the amount of any applicable fees and/or debit the account for any fees related to the Loan Agreement upon Loan approval by initiating an ACH credit to the checking account indicated below (or a substitute checking account Borrower later identifies and is acceptable to Lender) (hereinafter referred to as the “Borrower Account”) in the disbursed amount set forth in the Loan Agreement. This Authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower’s depository bank a reasonable opportunity to act on it.

By signing below, Borrower agrees and authorizes Lender to collect payments required under the terms of this Agreement by initiating ACH debit entries to Borrower’s Account in the amounts and on the dates provided in the payment schedule set forth in the Loan Agreement. Borrower authorizes Lender to increase the amount of any scheduled ACH debit entry by the amount of any previously scheduled payment(s) that was not paid as provided in the payment schedule and any unpaid returned payment charges and/or late fees. This Authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower’s depository bank a reasonable opportunity to act on it. Lender may suspend or terminate Borrower’s enrollment in the automatic payment plan effected by this Authorization immediately if Borrower fails to keep Borrower’s Account in good standing or if there are insufficient funds in Borrower’s Account to process any payment. If Borrower revokes this Authorization, Borrower still will be responsible for making timely payments pursuant to the alternative payment methods described in the Loan Agreement.

BUSINESS PURPOSE ACCOUNT. By signing below, Borrower attests that Borrower’s Account was established for business purposes and not for personal, family, or household purposes.

ACCOUNT CHANGES. Borrower agrees to notify Lender promptly if there are any changes to the account and routing numbers of the Borrower Account.

MISCELLANEOUS. Lender is not responsible for any fees charged by Borrower’s bank as the result of credits or debits initiated under this Authorization. The origination of ACH transactions to or from Borrower’s Account must comply with all provisions of applicable law.

BANK INFO

BANK NAME	[●]
ABA ROUTING NO.	[●]
ACCOUNT NO.	[●][1]

DATE: September __, 2017

BORROWER:

PRECISION OPINION, INC.

By:
Name:	James T. Medick
Title:	President

Address:

1 Borrower to provide.

[Signature page to Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits)]

ADDENDUM 1

PERMITTED ENCUMBRANCES

(a)	Liens arising under this Agreement and the other Loan Documents;

(b)	Liens in favor of Heritage pursuant to the Heritage Loan Documents.

(c)	liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books;

(d)	purchase money liens securing Purchase Money Debt (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, in each case if the lien is confined to the equipment and improvements and the proceeds of the equipment;

(e)	liens of carriers, warehousemen, suppliers, landlords or other persons that are possessory in nature arising in the ordinary course of business so long as the amount secured by such liens is not delinquent or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f)	liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(g)	liens incurred in the extension, renewal or refinancing of the indebtedness secured by liens described in clause (c), but any extension, renewal or replacement lien must be limited to the property encumbered by the existing lien and the principal amount of the indebtedness may not increase;

(h)	leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest;

(i)	non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(j)	liens arising from judgments, orders, decrees or attachments in circumstances not constituting an Event of Default under Section 7.6; and

(k)	Easements, rights of way, covenants, restrictions, reservations, exceptions and other similar restrictions and encumbrances or title defects, in each case existing when the property was acquired or incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value or usefulness of the property subject thereto or materially interfere with the ordinary conduct of business of Borrower.

ADDENDUM 2

PERMITTED INDEBTEDNESS

(a)	The Heritage Obligations

(b)	The Shareholder Obligations

ADDENDUM 3

CONDITIONS TO FUNDING

The obligation of Lender to fund the Loan to Borrower is subject to the satisfaction of the following conditions precedent:

1. Borrower shall have delivered to Lender, in form and content acceptable to Lender, fully executed copies of the documents set forth on Exhibit A to this Addendum 3, together with such other documents as may be reasonably required by Lender:

2. Lender shall have completed its business and legal due diligence pertaining to Borrower, its business and assets, with results thereof satisfactory to Lender in its sole discretion.

Exhibit A to Addendum 3

CLOSING CHECKLIST

[See attached]

ADDENDUM 4

ADDITIONAL COVENANTS

1. Borrower shall maintain a minimum ratio of (i) unrestricted cash maintained at Heritage plus Eligible Accounts (as defined in the Heritage Loan Agreement) to (ii) all Obligations (as defined in the Heritage Loan Agreement) owing to Heritage of at least 1.25 to 1.00, measured on the last day of each month.

2. Borrower shall not permit EBITDA for any measurement period set forth below to be less than the corresponding amount set forth below for such measurement period:

Fiscal Quarter ending September 30, 2017	$250,000
Fiscal Quarter ending December 31, 2017	$250,000
Fiscal Quarter ending March 31, 2018	$250,000
Fiscal Quarter ending June 30, 2018	$250,000